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Exhibit 99(a)(5)(E)

Scientific Games Corporation 212-754-2233 Company Contact: Lisa D. Lettieri 212-943-5858

SCIENTIFIC GAMES INTERNATIONAL AND BLUE SUEDE
ACQUISITION CORP. ANNOUNCE ACCEPTANCE OF SHARES
PROPERLY TENDERED IN TENDER OFFER FOR
MDI ENTERTAINMENT, INC.

        NEW YORK, NY JANUARY 10, 2003, SCIENTIFIC GAMES CORPORATION (NASDAQ:SGMS) today announced that its wholly owned indirect subsidiaries, Blue Suede Acquisition Corp. and Scientific Games International, Inc. accepted for purchase all of the shares properly tendered under the previously announced offer to acquire all of the outstanding shares of common stock of MDI Entertainment, Inc. at $1.60 per share.

        The tender offer, which concluded at 12:00 midnight New York City time on January 9, 2003, was made pursuant to an Agreement and Plan of Merger, dated November 19, 2002, as amended. At the time of expiration of the Offer, approximately 8,686,957 shares of MDI's common stock had been accepted for purchase pursuant to the offer. Such shares, along with shares already owned by Blue Suede or to be purchased from Steven Saferin pursuant to a separate stock purchase agreement, represent a total of approximately 13,090,459 shares, or approximately 92% of MDI's outstanding common stock. The remaining untendered shares are expected to be acquired as soon as practicable pursuant to a short form merger under Delaware law.

        LaSalle Bank National Association served as the Depositary for the tender offer and will serve as paying agent. Innisfree M&A Incorporated is the Information Agent. Innisfree M&A Incorporated may be contacted for questions or assistance regarding the tender offer and the acquisition of MDI at, toll free, (888) 750-5834, or in writing at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell the remaining shares of MDI Entertainment, Inc. In connection with the completed tender offer, Scientific Games International and Blue Suede Acquisition Corp. filed a tender offer statement with the SEC and MDI filed a solicitation/recommendation statement with respect to the offer. Remaining MDI shareholders are advised to read the tender offer statement regarding the acquisition of MDI referenced in this press release, and the related solicitation/recommendation statement, as well as all information to be sent to them in connection with the short form merger.

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  Exhibit 99(a)(5)(E)